UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
( ) Form 3 Holdings Reported Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 4 Transactions Reported

1. Name and Address of Reporting Person

   Dale Orem
   32 Artic Springs
   Jeffersonville, IN 47130

2. Issuer Name and Ticker or Trading Symbol

   Community Bank Shares, Inc.
   CBIN

3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####

4. Statement for Month/Year

   1998

5. If Amendment, Date of Original (Month/Year)

   January 28, 1999 (date signed)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

   If officer, give title.

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security     |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                         |   Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                         |        |      |                                  |  Beneficially     |(D)or |                           |
                         |        |    | |                  | A/|           |  Owned at         |Indir |                           |
                         |   Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
 Common stock            |11/24/98|P   | | 100 shares       | A | $18.25    |   1,123.48        |Direct| N/A                       |
                                                                  per share     shares                                             |
___________________________________________________________________________________________________________________________________|
 Common stock            |12/28/98|P   | | 100 shares       | A | $15.625   |   1,223.48        |Direct| N/A                       |
                                                                  per share     shares                                             |
___________________________________________________________________________________________________________________________________|
 Common stock            |07/22/98|P   | | 145 shares       | A | $19.500   |   1,368.48        |Direct| N/A**                     |
                                                                  per share     shares                                             |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
 N/A                  |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

**This is to report 145 shares of stock that was purchased on July 22, 1998 and not previously reported.


/s/ Dale Orem                      08/17/99
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Signature of Reporting Person       Date